EXHIBIT 10(n)

May 16, 2001

VIA FAX ONLY TO: (702) 368-4573

Daniel Edwards, CPA
American I R Technologies, Inc.
3080 West Post Road
Las Vegas, NV 89118

          Re.: Consulting and advisory services

Dear Dan,

This letter supercedes the engagement letter that I sent you on May 15, 2001.

We here at Citadel Consulting, LLC ("CC" or "we" or "our" or "us") sincerely appreciate the opportunity to serve American IR Technologies, Inc. ("Client" or "you" or "your") with various matters more specifically described below. Therefore, we would like to confirm the basis on which we are to be engaged.

ENGAGEMENT LETTER

We are pleased to provide those consulting and advisory services reasonably required to represent Client's interest with regard to
i) raising capital to finance the purchase of your inventory and working capital; and, ii) recommendations with respect to your equity and debit structure (collectively "Services").

Our Services may, subject to your approval and our review of documents and other factors, include; the review and negotiation of various present and future business transactions, agreements and contracts; the discussion, review, structure, organization of various business entities; and the oversight of various on-going legal, accounting and operational needs and requirements.

In determining fees, we often take into account considerations other than time, such as our requirements to forego other work in order to direct adequate attention to the needs of the client, the difficulty or novelty of the matter, the time limitations and other pressures involved in performing our Services, special expertise required and the results accomplished.

For example, if we play a material role in obtaining a result with benefits to a client, which are disproportionate to the time expended by us, we customarily request a fee, which more fairly reflects the value of our services to the client.

You have advised us that you are seeking a bridge loan in the amount of $250,000. We will use our best efforts to attempt to obtain such loan for you. In order to do this, we need the financial information that we discussed with you as soon as possible. Further, you hereby authorize CC to act in an agent's capacity on your behalf with respect to our attempt to obtain these loan proceeds for you. Nothing contained herein will be construed as the granting of authority to CC to bind the Client in any form or manner whatsoever.

Our  fee  in this matter will be $100,000 ("Initial Fee"),  which will  be paid at closing from the proceeds of any bridge loan  we
raise  for  you,  over  and  above the requested  $250,000.   The
Initial Fee will be applied as follows:

 First, to a $50,000 inducement fee for CC to enter into this Engagement Letter and for Special Services already rendered and for future Services, which will be negotiated in the event of a bridge loan funding;
 and

          Second, to a $50,000 retainer to be deposited
          with   CC  against  the  Services  referenced
          herein above, which shall be billed against at our then current hourly rate, which is presently $450.00 per hour, plus out of pocket expenses and disbursements.

If we are not successful in raising $350,000 for you (i.e.: your capital requirements plus our initial fee), you agree to pay us a fee of $25,000, provided however that we at last raise $200,000 for you.

We have advised you that we are not licensed or otherwise qualified or authorized to act in the capacity of an accounting firm, certified public accountants, tax attorneys, investment advisors, security attorneys or advisors, or financial advisors. You are retaining us to provide the specific consulting and advisory Services specified herein above and CC, in the course of rendering such Services does not offer any advice as to the wisdom or appropriateness o any investment, tax planning, tax strategy or tax ramifications, domestic or international in scope, which you may have knowingly or unknowingly engaged in. Client is, by the terms of this Engagement Letter, advised to seek independent professional advice from individuals or firms appropriately licensed and experienced in rendering such advice with regard to the wisdom and viability of Client's investments, tax strategies and planning.

CC, in performing its Services hereunder, may in its sole and absolute discretion, engage the services of certain outside consultants or professionals, including, but not limited to, attorneys, certified public accountants, financial advisors, and specialists (collectively "Professionals") to assist us in this matter. In the event CC engages such Professionals, the costs of such Professionals shall be paid by CC as a disbursement from the $50,000 retainer referenced herein above, until such $50,000 retainer has been exhausted.

Nothing in this Agreement and nothing in our statements to you will be construed as a promise or guarantee about the outcome of you matter. We can make no such promises or guarantees. Our discussions and comments about the outcome of your matter are expressions of opinion only.

We do sincerely appreciate the opportunity to assist you in this regard.


                    Very truly yours,

                    CITADEL CONSULTING, LLC


                    By: /s/ Paul A. Scribner
                    ------------------------
                    Paul A. Scribner
                    For the Firm

Acknowledged and agreed this 16th day of May, 2001.

AMERICAN I R TECHNOLOGIES INC.



By: /s/ Ronald A. Ryan
       ------------------------
       Ron Ryan, President, and
       duly hereunto authorized and empowered